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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of the Analytic Defensive Equity Fund, Analytic Short-Term Income Fund, and Analytic Global Long-Short Fund (three of the Funds constituting The Advisors' Inner Circle Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 29, 2005